Exhibit 14.1

Adopted: January 20, 2012

CODE OF ETHICS FOR CHIEF EXECUTIVE
AND SENIOR FINANCIAL LEADERS

GLYECO, INC.

GlyEco, Inc., a Nevada corporation (the “Company”) is committed to conducting its business in accordance with all applicable laws, rules and regulations and the highest ethical standards of business conduct, and to full and accurate financial disclosure in compliance with applicable law.  This Code of Ethics for Chief Executive and Senior Financial Leaders (the “Code”) is applicable to the Company’s Chief Executive Officer, Chief Financial Officer and Controller.  Those individuals must sign and deliver to the Company the following statement and consistently adhere to the standards set forth.

This Financial Code of Ethics is for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each of the Company’s Covered Officers should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest Overview

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a the Company’s Covered Officers, or a member of a Covered Officer’s family, receives improper personal benefits as a result of his position with the Company.  This Code does not, and is not intended to, repeat or replace any programs and procedures such as conflicts of interests or related party transactions that fall outside of the parameters of this Code.

Certain conflicts of interest are covered by the Code.  The following list provides examples of conflicts of interest under the Code, but the Company’s Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

Each Covered Officer must:

•
not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

•	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Company; and

•	not use material non-public knowledge of the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

Additionally, conflicts of interest may arise in other situations, the propriety of which may be discussed, if material, with the Company’s General Counsel. Examples of these include:

•	service as a director on the board of any public or private company;

•	the receipt of any non-nominal gifts;

•
the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers or contractors; and

•	a direct or indirect financial interest in any charges or fees paid by the Company for other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Disclosure & Compliance

•	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Company;

•
Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•
Each Covered Officer should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Company with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company; and

•	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting & Accountability

Each Covered Officer must:

•
upon adoption of the Code (or thereafter as applicable, upon becoming an Executive Officer), affirm in writing to the Company’s General Counsel that he/she has received, read, and understands the Code;

•	annually thereafter affirm to the Company’s General Counsel that he/she has complied with the requirements of the Code;

•	not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

•	notify the Company’s General Counsel promptly if he/she knows of any violation of this Code (Note: failure to do so is itself a violation of this Code); and

•	report at least annually any change in his/her affiliations from the prior year.

The Company’s General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Covered Officer will be considered by the Company’s Board or the Nominating and Corporate Governance Committee thereof (the “Committee”).

The Company will follow these procedures in investigating and enforcing this Code:

•	the Company’s General Counsel will take all appropriate action to investigate any potential violations reported to him/her;

•	if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

•	any matter that the General Counsel believes is a violation will be reported to the Board or, if applicable, the Committee;

•
if the Board or, if applicable, the Committee concurs that a violation has occurred, the Board, either upon its determination of a violation or upon recommendation of the Committee, if applicable, will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel; or a recommendation to dismiss the Company’s Covered Officer;

•	the Board, or if applicable the Committee, will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

Other Policies & Procedures

This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to the Company thereunder.  Insofar as other policies or procedures of the Company govern or purport to govern the behavior or activities of the Company’s covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Company’s Board, including a majority of independent directors.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Company’s Board and its counsel.

Internal Use

The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

CERTIFICATION

In my financial leadership role with GlyEco, Inc., I recognize that I hold an important and elevated role in corporate governance.  I am charged with ensuring that stakeholders’ interests are appropriately balanced, protected and preserved.  Accordingly, this code provides principles to which I am expected to adhere.

To the best of my knowledge and ability, in executing my job responsibilities:

1.           I act with honesty and integrity, avoiding actual or apparent conflicts of interest.

2.           I provide internal and external constituents with appropriate and objective information that is full, fair, accurate, timely and understandable.

3.           I comply with all applicable governmental laws, rules and regulations, and other appropriate private and public regulatory agencies’ requirements.

4.           I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be compromised.

5.           I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose.  I will not use confidential information acquired in the course of my work for personal advantage.

6.           I proactively promote ethical behavior as a responsible partner among others in my work environment.  I understand my accountability for adhering to this Code and my responsibility to report violations of this Code to the corporate compliance officer or other appropriate individuals.

7.           I exercise responsible stewardship over company assets and resources and maintain appropriate internal controls.

By:

Date:

EXHIBIT A

PERSONS COVERED BY THIS CODE OF ETHICS (AS OF JANUARY 20, 2012)

John d’Arc Lorenz II
Alicia Williams
Kevin Connor